Exhibit 99.1

News From

REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523

FOR IMMEDIATE RELEASE

Federal Signal Corporation Announces New Credit Facilities

Oak Brook, Ill., February 22, 2012 – Federal Signal Corporation (NYSE: FSS), a leader in environmental, safety and transportation solutions, announced today that it has completed a refinancing of its existing senior secured credit facilities. The new senior secured credit facilities are comprised of a fully funded $215 million five-year senior secured term loan and a $100 million five-year senior secured revolving credit facility. TPG Specialty Lending, Inc. is the Agent and Sole Lead Arranger for the senior secured term loan facility. Wells Fargo Capital Finance, LLC and GE Capital Corporate Finance are Co-Collateral Agents for the senior secured revolving credit facility. Wells Fargo Capital Finance, LLC will be the Administrative Agent for this facility.

The Company used the proceeds from the new senior secured credit facilities to repay all amounts outstanding under the existing facilities, as well as to pay fees and expenses associated with the new senior secured credit facilities.

Dennis Martin, Federal Signal Corporation’s President and CEO, stated: “I am pleased to announce that we have successfully completed our refinancing. This is an important first step in strengthening the Company’s balance sheet. The new credit facilities provide the Company with important financial flexibility as we focus on improving the profitability of our core businesses and investing in prudent growth initiatives in 2012 and beyond.”

Key terms for each of the facilities include:

$215 Million Five-Year Senior Secured Term Loan:

•	Interest Rate equal to LIBOR plus 10%, with a 2.0% LIBOR floor

•	2.0% Facility Fee

•	Loan can be prepaid at par in 2012 with net proceeds from sales of certain assets

•	Loan can be prepaid after one year with a 2.75% premium, and after two years at a 2.0% premium

$100 Million Five-Year Senior Secured Asset-Based Credit Facility:

•	Secured by the Company’s domestic subsidiaries’ inventories and accounts receivables

•	Interest rate equal to LIBOR plus a spread from 1.75% to 3.50% based on the Company’s average excess availability under the facility

Details of the credit facilities will be available in a Form 8-K to be filed by the Company.

-more-

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the company operates four groups: Safety and Security Systems, Environmental Solutions, Federal Signal Technologies, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

Contact: William Barker +1-630-954-2000, wbarker@federalsignal.com

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